Exhibit 99.1

For Release: February 25, 2010	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
February 26, 2010 10:00 A.M. (ET)		Phone: 540-949-3447
Domestic Dial in number: 877-407-8031		wamplerwes@ntelos.com
International Dial in number: 201-689-8031
Replay number: 877-660-6853
Confirmation Codes: Account #286; Conference ID: 344451
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports Operating Results for the Fourth Quarter and Year 2009

2009 NTELOS Net Income of $63.3 million, or $1.50 per share, up 41% from 2008

Company Declares Quarterly Dividend

WAYNESBORO, VA – February 25, 2010 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia, West Virginia and Pennsylvania, today announced operating results for its fourth quarter and year 2009.

Operating highlights include:

•	Operating revenues for 2009 of $549.7 million, up 3% over 2008

•	Adjusted EBITDA (a non-GAAP measure) for 2009 of $227.1 million, representing a 41% margin

•	2009 adjusted EBITDA less capital expenditures of $119.2 million, up 31% over 2008

•	Wireless postpay subscriber churn improved to 2.2% for fourth quarter 2009, down from 2.4% in third quarter 2009

•	Wireless postpay data ARPU for fourth quarter 2009 up 5% from last quarter; up 27% from fourth quarter 2008

•	Wireline adjusted EBITDA for 2009 of $71.6 million, up 4% from 2008 and a record-high year

“Our fourth quarter results reflect improvements in several key areas, and are a direct result of measures taken by the Company,” said James A. Hyde, CEO of NTELOS Holdings Corp. “Our wireless subscriber growth was positive as a relatively good December of nearly 2,900 net additions offset losses from October and November. Wireless subscriber churn improved nicely from the previous quarter, counter to typically flat third to fourth quarter seasonal trends, and our postpay data ARPU continued to grow through the quarters, exceeding eleven dollars in December. While macro-economic factors continue to impact our business, these results are quite encouraging.”

Recent Developments

Declaration of Dividend: Today, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.28 per share to be paid on April 12, 2010 to stockholders of record on March 12, 2010.

Share Repurchase Program: On August 24, 2009, the Company announced that its Board of Directors had approved a share repurchase program authorizing management to repurchase up to $40 million of NTELOS’ common stock. To date, 1,046,467 shares have been repurchased for $16.9 million.

Closing of Fiber Optic Asset Acquisition: On December 31, 2009, the Company closed on its acquisition of certain fiber optic and network assets and related transport and data service contracts from Allegheny Energy, Inc. for approximately $27 million. The purchase included approximately 2,200 route-miles of fiber located primarily in central and western Pennsylvania and West Virginia, with portions also in Maryland, Kentucky and Ohio.

Hyde Named CEO: In connection with the Company’s previously announced succession planning process, James A. Hyde was named chief executive officer and president of NTELOS Holdings Corp. in December, replacing James S. Quarforth, who retired. Mr. Hyde had served as President and Chief Operating Officer of the Company since March 30, 2009. Michael Huber was appointed as the non-executive Chairman of the Board of Directors to replace Mr. Quarforth. Mr. Huber has been a director of the Company since 2005 and previously was serving as the Company’s Lead Director. The Company also announced the election of Robert E. Guth as a director of the Company.

Business Segment Highlights

Wireless

•

Wireless operating revenues for the fourth quarter 2009 were $102.4 million and $424.7 million for the year, an increase of 3% over 2008. Adjusted EBITDA for Wireless was $35.9 million for the fourth quarter 2009 and $161.8 million for the year, an increase of 1.5% over 2008. Wireless operating expenses were $66.5 million for the fourth quarter 2009, down 3% from $68.5 million in the fourth quarter of 2008. Specifically, wireless cost of sales for fourth quarter 2009 was down $2.8 million compared to fourth quarter 2008, reflecting lower equipment costs of sales for the FRAWG products and lower access costs related to reduced roaming costs. Revenues from the Sprint wholesale agreement were $27.1 million for fourth quarter 2009, supported by the $9.0 million per month minimum and reflecting the previously announced travel data rate reset effective July 1, 2009. However, the calculated revenues underlying the minimum increased $1.3 million from third quarter 2009 to $23.3 million.

•

Retail wireless subscribers were 438,529 at December 31, 2009, a 1% increase from year end 2008. Wireless gross subscriber additions for 2009 were 176,119, up 1.3% from 2008, with sales success of the new FRAWG prepay product in the Virginia East markets offsetting a year over year decline in postpay gross additions resulting from economic and competitive pressures. Churn rates for the fourth quarter 2009, typically seasonally flat from third to fourth quarter, improved from the previous quarter with total monthly subscriber churn of 3.4% and postpay churn of 2.2%. Involuntary postpay churn levels remained higher year over year, but were stable compared to third quarter 2009.

•

Postpay ARPU was $56.23 for the fourth quarter of 2009. Postpay data ARPU continued to show solid growth, increasing $2.26, or 27%, from $8.48 in fourth quarter 2008 to $10.74 in fourth quarter 2009. Sequentially, postpay data ARPU is up 5%, or $0.48, compared to third quarter 2009.

“We remain confident that churn will continue to improve with the economic recovery, especially in levels of involuntary churn,” said Hyde. “The sequential churn improvement in the fourth quarter is encouraging, as is the lift we experienced in postpay gross additions. Looking ahead, we are cautiously optimistic with regard to wireless subscriber growth.”

Wireline

•

Wireline operating revenues for the fourth quarter 2009 were $30.8 million and were $124.5 million for the year, an increase of 1% over 2008. Adjusted EBITDA for Wireline was $17.8 million for the fourth quarter 2009 and $71.6 million for the year, an increase of 4% over 2008.

•

RLEC: RLEC revenues for the fourth quarter of 2009 were $13.8 million, down 9% from fourth quarter 2008 as an increase in tandem switched access revenues from other carriers partially offset a 7% decline in access lines. For the year 2009, RLEC revenues were $57.3 million compared to $59.5 million for 2008. RLEC adjusted EBITDA was $42.9 million for 2009, compared to $43.7 million in 2008.

•

Competitive Wireline: Revenues from wireline strategic products increased approximately $0.8 million, or 6%, to $14.4 million in fourth quarter 2009 from fourth quarter 2008. This improvement is due to customer growth and continued growth in data connectivity and bandwidth demand. High-speed data and transport products showed significant revenue growth compared to fourth quarter last year: Broadband, dedicated access and Metro Ethernet was up 10.2% and IPTV video was up 139%. Broadband growth in the RLEC footprint continued with a year-over-year gain of 1,014 customers, increasing customer penetration from 46% at December 31, 2008 to 53% at year end 2009. Adjusted EBITDA for Competitive Wireline was $7.7 million for the fourth quarter 2009 and $28.7 million for the year, an increase of 13% over 2008.

“Our wireline business continues to outperform the industry with another solid quarter and year,” stated Hyde. “Our high-bandwidth data products are the main drivers of revenue and adjusted EBITDA growth and continue to offset the impacts of legacy products and access line losses. We more than doubled the route-miles of our fiber network, primarily with the Allegheny acquisition enabling expansion of these same successful strategic products and services into more than 25 new markets.”

“Overall, our 2009 results demonstrated stability considering the revenue reduction related to the scheduled Sprint wholesale travel data rate reset mid-year and sluggish macro economic conditions,” said Hyde. “Wireless subscriber sales and churn levels ended the year with improving trends and data ARPU growth remains strong. Our wireline segment completed another record year for adjusted EBITDA and our recent fiber acquisition and builds will serve as significant catalysts for continued growth.”

###

Business Outlook

The Company will provide selected 2010 financial guidance on the Fourth Quarter 2009 Earnings Conference Call scheduled for February 26, 2010 at 10:00 A.M. ET.

Statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on interest rate swap agreement, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges and charges from voluntary early retirement and workforce reduction plans.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA and ARPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

Note: Subsequent to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2008, the Company discovered an error related to the billing information used by the Company for billing services to Sprint under its Strategic Network Alliance agreement. A portion of network usage by Sprint customers had been incorrectly classified in the Company’s billing process. As a result, wireless wholesale revenue was overstated by $3.9 million in 2008 ($2.4 million after tax, or $0.06 per share). Quarterly for 2008, this amount was $0.2 million, $0.9 million and $2.8 million in the second, third and fourth quarters, respectively. The Company assessed the materiality and determined that the error was immaterial to previously reported amounts contained in its periodic reports. The Company’s financial statements for the fiscal 2008 quarterly periods have been adjusted to reflect the effect of this immaterial error. NTELOS and Sprint executed a settlement and release agreement in first quarter 2010 finalizing this matter.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Pennsylvania, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, high capacity transport, data and voice services for Internet access and wide area networking and IPTV-based video services. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; adverse economic conditions; operating and financial restrictions imposed by our senior credit facilities and other indebtedness; our cash and capital requirements; declining prices for our services; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in our roaming rates and wireless handset subsidy costs; the potential for Sprint to build networks in our markets; federal and state regulatory fees, requirements and developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless ARPU Reconciliation

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2009	December 31, 2008 [1]
ASSETS
Current Assets
Cash	$51,097	$65,692
Accounts receivable, net	45,767	47,518
Inventories and supplies	10,870	11,107
Other receivables	1,705	2,561
Income tax receivable	4,368	718
Prepaid expenses and other	10,196	8,843

	124,003	136,439

Securities and investments	1,023	762
Property, plant and equipment, net	500,975	446,473
Other Assets
Goodwill	113,041	118,448
Franchise rights	32,000	32,000
Other intangibles, net	64,360	74,151
Radio spectrum licenses in service	115,449	115,449
Radio spectrum licenses not in service	16,850	16,931
Deferred charges and other assets	12,845	3,648

	354,545	360,627

Total Assets	$980,546	$944,301

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$6,876	$6,739
Accounts payable	30,756	31,645
Dividends payable	11,604	10,968
Advance billings and customer deposits	20,006	19,772
Accrued compensation	5,583	10,119
Accrued operating taxes	3,070	3,439
Other accrued liabilities	4,832	4,077

	82,727	86,759

Long-Term Liabilities
Long-term debt	622,032	601,173
Other long-term liabilities	99,678	82,066
Interest rate swap	—	9,184

	721,710	692,423

Equity	176,109	165,119

Total Liabilities and Equity	$980,546	$944,301

[1]	Please see accompanying note in this earnings release and Form 10-K filed with the SEC for additional detail relating to a wireless wholesale revenue correction for the year 2008.

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

	Three months ended:		Year ended:
(in thousands, except per share amounts)	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Operating Revenues [1]	$133,349	$137,778	$549,700	$535,906

Operating Expenses [2]
Cost of sales and services (exclusive of items shown separately below)	42,401	45,534	176,707	172,615
Customer operations	30,717	31,100	117,916	111,115
Corporate operations [3]	9,837	7,895	32,929	32,692
Depreciation and amortization [4]	22,730	24,325	91,657	102,940
Accretion of asset retirement obligations	(187)	244	773	989

	105,498	109,098	419,982	420,351

Operating Income	27,851	28,680	129,718	115,555

Other Income (Expenses)
Interest expense [5]	(9,123)	(7,806)	(29,570)	(32,417)
Gain (loss) on interest rate swap agreement	—	(13,427)	2,100	(9,531)
Other (expense) income, net	69	627	(864)	1,498

	18,797	8,074	101,384	75,105
Income Tax Expense [5]	4,299	3,337	37,209	30,228

Net Income	14,498	4,737	64,175	44,877
Net (Income) Loss Attributable to Noncontrolling Interests	(221)	9	(890)	(48)

Net Income Attributable to NTELOS Holdings Corp.	$14,277	$4,746	$63,285	$44,829

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders:

Income per share - basic	$0.34	$0.11	$1.50	$1.07
Income per share - diluted	$0.34	$0.11	$1.50	$1.06
Weighted average shares outstanding - basic	41,757	42,150	42,061	41,980
Weighted average shares outstanding - diluted	42,009	42,296	42,300	42,284

Cash Dividends Declared per Share - Common Stock	$0.28	$0.26	$1.06	$0.89

[1]	Please see accompanying note in this earnings release and Form 10-K filed with the SEC for additional detail relating to a wireless wholesale revenue correction for the year 2008.
[2]

Includes equity based compensation charges related to all of the Company’s share-based awards and the Company’s 401(k) matching contributions of $0.2 million and $3.5 million for the three months and year ended December 31, 2009, respectively, and equity based compensation charges related to all of the Company’s share-based awards of $0.4 million and $2.7 million for the three months and year ended December 31, 2008, respectively.

[3]

First quarter 2009 includes a one-time cash payment of $1.0 million to James A. Hyde, NTELOS’ newly hired president and COO, in consideration of compensation foregone by Mr. Hyde by departing his previous employer before 2009 vesting dates. Mr. Hyde joined the Company in March 2009. Please see Form 8-K filed with the SEC on January 14, 2009 for additional information. In the second quarter of 2008, the Company recorded $1.0 million of voluntary early retirement charges, comprised primarily of $0.9 million of pension expense related to a pension enhancement pursuant to the voluntary early retirement plan accepted by certain employees of the wireline segments. In the fourth quarter of 2009, the Company recorded charges of $1.5 million related to a workforce reduction, comprised primarily of $1.2 million of severance costs and $0.3 million of pension expense, related to costs associated with a voluntary early retirement plan accepted by certain employees of the wireless segment.

[4]

Depreciation and amortization expense includes accelerated depreciation related to 3G-1xRTT equipment that has been or is scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $0.7 million and $4.0 million for the three months and year ended December 31, 2009, respectively, and $1.7 million and $18.8 million for the three months and year ended December 31, 2008, respectively.

[5]

During 2009 the Company concluded a federal tax examination on a “No Change” basis for the year in which an unrecognized tax benefit (“UTB”) originated. As a result, a UTB of $3.1 million was recognized at the conclusion of the examination which reduced income tax expense in 2009. In addition, approximately $0.7 million in accrued interest on the UTB was eliminated as a credit to interest expense.

NTELOS Holdings Corp.

Summary of Operating Results

	Three months ended:		Year ended:
(in thousands)	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009
Operating Revenues
Wireless PCS Operations	$106,194	$102,388	$411,951	$424,678
Subscriber Revenues	69,513	67,754	279,754	280,191
Wholesale/Roaming Revenues, net	30,511	28,396	107,185	118,266
Equipment Revenues	5,845	5,887	23,751	24,832
Other Revenues	325	351	1,261	1,389
Wireline Operations
RLEC	15,083	13,761	59,518	57,304
Competitive Wireline	16,363	17,083	63,878	67,237

Wireline Total	31,446	30,844	123,396	124,541
Other	138	117	559	481

	$137,778	$133,349	$535,906	$549,700

Operating Expenses

(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, equity based compensation, and charges from voluntary early retirement and workforce reduction plans, a non-GAAP Measure of operating expenses)
Wireless PCS Operations	$68,507	$66,523	$252,499	$262,886
Cost of Sales and Services
Cost of Sales - Equipment	10,057	8,118	33,155	35,440
Cost of Sales - Access & Other	11,440	10,575	48,485	43,804
Maintenance and Support	14,094	15,079	52,297	59,084
Customer Operations	26,906	27,435	94,652	102,451
Corporate Operations	6,010	5,316	23,910	22,107
Wireline Operations
RLEC	4,050	3,611	15,793	14,403
Competitive Wireline	9,940	9,416	38,567	38,545

Wireline Total	13,990	13,027	54,360	52,948
Other	1,610	1,685	5,853	6,726

	$84,107	$81,235	$312,712	$322,560

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$37,687	$35,865	$159,452	$161,792
Wireline Operations
RLEC	11,033	10,150	43,725	42,901
Competitive Wireline	6,423	7,667	25,311	28,692

Wireline Total	17,456	17,817	69,036	71,593
Other	(1,472)	(1,568)	(5,294)	(6,245)

	$53,671	$52,114	$223,194	$227,140

Capital Expenditures - excluding acquisition of Allegheny fiber assets [2]
Wireless PCS Operations	$26,039	$8,369	$88,357	$50,747
Wireline Operations
RLEC	1,866	819	13,384	11,316
Competitive Wireline	4,129	4,754	21,745	26,023

Wireline Total	5,995	5,573	35,129	37,339
Other	1,686	2,943	9,005	19,805

	$33,720	$16,885	$132,491	$107,891

Adjusted EBITDA less Capital Expenditures - excluding acquisition of Allegheny fiber assets (a non-GAAP measure) [2]
Wireless PCS Operations	$11,648	$27,496	$71,095	$111,045
Wireline Operations
RLEC	9,167	9,331	30,341	31,585
Competitive Wireline	2,294	2,913	3,566	2,669

Wireline Total	11,461	12,244	33,907	34,254
Other	(3,158)	(4,511)	(14,299)	(26,050)

	$19,951	$35,229	$90,703	$119,249

[1]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.
[2]	Exclusive of $26.7 million of fiber optics and network assets and transport and data service contract assets acquired from Allegheny Energy, Inc. on December 31, 2009.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

	Three months ended:		Year ended:
(in thousands)	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009
Net income attributable to NTELOS Holdings Corp.	$4,746	$14,277	$44,829	$63,285
Net income attributable to noncontrolling interests	(9)	221	48	890

Net Income	4,737	14,498	44,877	64,175

Interest expense	7,806	9,123	32,417	29,570
Loss (gain) on interest rate swap agreement	13,427	—	9,531	(2,100)
Income taxes	3,337	4,299	30,228	37,209
Other expense (income)	(627)	(69)	(1,498)	864

Operating income	$28,680	$27,851	$115,555	$129,718

Wireless	$21,391	$20,089	$84,756	$96,464
RLEC	7,363	6,160	28,661	27,694
Competitive Wireline	3,258	3,453	12,402	14,944
Other	(3,332)	(1,851)	(10,264)	(9,384)

Operating income	$28,680	$27,851	$115,555	$129,718

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)	2008					2009
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended December 31
Operating Income	$21,391	$7,363	$3,258	$(3,332)	$28,680	$20,089	$6,160	$3,453	$(1,851)	$27,851
Depreciation and amortization [1]	16,064	3,665	3,151	1,445	24,325	14,579	3,891	4,190	70	22,730

Sub-total:	37,455	11,028	6,409	(1,887)	53,005	34,668	10,051	7,643	(1,781)	50,581

Accretion of asset retirement obligations	232	5	14	(7)	244	(198)	5	15	(9)	(187)
Equity based compensation	—	—	—	422	422	64	35	9	76	184
Voluntary early retirement and workforce reduction plans [2]	—	—	—	—	—	1,331	59	—	146	1,536

Adjusted EBITDA	$37,687	$11,033	$6,423	$(1,472)	$53,671	$35,865	$10,150	$7,667	$(1,568)	$52,114

Adjusted EBITDA Margin	35.5%	73.1%	39.3%	NM	39.0%	35.0%	73.8%	44.9%	NM	39.1%

For The Year Ended December 31
Operating Income	$84,756	$28,661	$12,402	$(10,264)	$115,555	$96,464	$27,694	$14,944	$(9,384)	$129,718
Depreciation and amortization [1]	73,780	14,449	12,468	2,243	102,940	62,906	14,940	13,654	157	91,657

Sub-total:	158,536	43,110	24,870	(8,021)	218,495	159,370	42,634	28,598	(9,227)	221,375

Accretion of asset retirement obligations	916	18	57	(2)	989	704	20	58	(9)	773
Equity based compensation	—	—	—	2,729	2,729	387	188	36	2,845	3,456
Voluntary early retirement and workforce reduction plans [2]	—	597	384	—	981	1,331	59	—	146	1,536

Adjusted EBITDA	$159,452	$43,725	$25,311	$(5,294)	$223,194	$161,792	$42,901	$28,692	$(6,245)	$227,140

Adjusted EBITDA Margin	38.7%	73.5%	39.6%	NM	41.6%	38.1%	74.9%	42.7%	NM	41.3%

[1]

Depreciation and amortization expense includes accelerated depreciation related to 3G-1xRTT equipment that has been or is scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $0.7 million and $4.0 million for the three months and year ended December 31, 2009, respectively, and $1.7 million and $18.8 million for the three months and year ended December 31, 2008, respectively.

[2]

In the second quarter of 2008, the Company recorded $1.0 million of voluntary early retirement charges, comprised primarily of $0.9 million of pension expense related to a pension enhancement pursuant to the voluntary early retirement plan accepted by certain employees of the wireline segments. In the fourth quarter of 2009, the Company recorded charges of $1.5 million related to a workforce reduction, comprised primarily of $1.2 million of severance costs and $0.3 million of pension expense, related to costs associated with a voluntary early retirement plan accepted by certain employees of the wireless segment.

NTELOS Holdings Corp.

Customer Summary Table

	Quarter Ended:
	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009
Wireless Subscribers	435,008	444,475	442,089	438,303	438,529
RLEC Total Access Lines	41,135	40,343	39,616	38,853	38,237
RLEC Residential Access Lines	26,513	25,893	25,402	24,867	23,753
CLEC Access Lines [1]	49,899	49,499	49,162	49,265	49,694
RLEC Broadband Customers [2]	13,358	13,791	14,021	14,215	14,372
Total Broadband Connections [2]	22,505	22,846	22,768	23,138	23,478
Long Distance Subscribers	48,655	48,240	48,017	47,759	47,601

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive Wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

	Quarter Ended:					Year ended:
	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009	12/31/2008	12/31/2009
Total Wireless Subscribers
Beginning Subscribers	427,028	435,008	444,475	442,089	438,303	406,795	435,008
Prepay	123,451	123,999	130,205	129,323	130,184	115,068	123,999
Postpay	303,577	311,009	314,270	312,766	308,119	291,727	311,009

Gross Additions	48,964	50,426	37,944	43,373	44,376	173,798	176,119
Prepay	22,888	27,221	20,161	25,917	25,427	88,101	98,726
Postpay	26,076	23,205	17,783	17,456	18,949	85,697	77,393

Disconnections	40,984	40,959	40,330	47,159	44,150	145,585	172,598
Prepay	21,579	20,170	20,489	24,784	23,587	76,124	89,030
Postpay	19,405	20,789	19,841	22,375	20,563	69,461	83,568

Net Additions	7,980	9,467	(2,386)	(3,786)	226	28,213	3,521
Prepay	1,309	7,051	(328)	1,133	1,840	11,977	9,696
Postpay	6,671	2,416	(2,058)	(4,919)	(1,614)	16,236	(6,175)

Ending Subscribers	435,008	444,475	442,089	438,303	438,529	435,008	438,529
Prepay	123,999	130,205	129,323	130,184	131,783	123,999	131,783
Postpay	311,009	314,270	312,766	308,119	306,746	311,009	306,746

Postpay subscriber loss for fourth quarter 2009 of 1,373 consists of net losses of 1,614 and conversions of prepay customers to postpay of 241.

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:		Year ended:
	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009
Average Subscribers (weighted monthly)	429,152	436,970	423,516	440,207

Gross Subscriber Revenues ($000)	$69,941	$67,480	$280,667	$281,006
Revenue Accruals & Deferrals	(368)	346	(686)	(542)
Eliminations & Other Adjustments	(60)	(72)	(227)	(273)

Net Subscriber Revenues ($000)	$69,513	$67,754	$279,754	$280,191

Average Monthly Revenue per Subscriber/Unit (ARPU) [1,2]	$54.32	$51.48	$55.23	$53.20

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1,2]	$56.92	$56.23	$56.98	$56.98

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$7.92	$9.84	$7.43	$9.23

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$8.48	$10.74	$7.52	$10.06

Strategic Network Alliance Revenues ($000)
Home Voice	$13,464	$13,861	$53,277	$52,354
Travel Voice	4,444	4,442	16,873	16,743

Total Voice	17,908	18,303	70,150	69,097

Home Data	2,988	3,319	11,794	13,157
Travel Data	8,397	1,662	20,421	21,744

Total Data	11,385	4,981	32,215	34,901

Revenue Minimum Adjustment	—	3,772	1,247	8,832

Total	$29,293	$27,056	$103,612	$112,830

Monthly Postpay Subscriber Churn	2.1%	2.2%	1.9%	2.2%

Monthly Blended Subscriber Churn	3.2%	3.4%	2.9%	3.3%

Total Cell Sites (period ending)	1,183	1,247

EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)	833	1,065

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	721	762

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Pro forma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for the year 2008. Total and postpay ARPU for the year 2008, pro forma for these reporting changes would have been $54.67 and $56.42, respectively.

NTELOS Holdings Corp.

Wireless ARPU Reconciliation

	Three months ended:		Year ended:
	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009
Average Revenue per Handset/Unit (ARPU) [1]
(amounts in thousands except for subscribers and ARPU)

Operating Revenues	$137,778	$133,349	$535,906	$549,700
Less: Wireline and other operating revenue	(31,584)	(30,961)	(123,955)	(125,022)

Wireless communications revenue	106,194	102,388	411,951	424,678
Less: Equipment revenue from sales to new customers	(1,502)	(1,972)	(10,698)	(6,379)
Less: Equipment revenue from sales to existing customers	(4,344)	(3,915)	(13,053)	(18,453)
Less: Wholesale revenue	(30,511)	(28,396)	(107,185)	(118,266)
Less: Other revenues, eliminations and adjustments	104	(625)	(348)	(574)

Wireless gross subscriber revenue [2]	$69,941	$67,480	$280,667	$281,006

Less: Paid in advance subscriber revenue	(17,789)	(16,190)	(76,656)	(67,974)
Plus: adjustments	106	387	280	(483)

Wireless gross postpay subscriber revenue	$52,258	$51,677	$204,291	$212,549

Average subscribers	429,152	436,970	423,516	440,207

Total ARPU [2]	$54.32	$51.48	$55.23	$53.20

Average postpay subscribers	306,011	306,361	298,772	310,852

Postpay ARPU [2]	$56.92	$56.23	$56.98	$56.98

Wireless gross subscriber revenue [2]	$69,941	$67,480	$280,667	$281,006
Less: Wireless voice and other feature revenue	(59,745)	(54,585)	(242,924)	(232,271)

Wireless data revenue	$10,196	$12,895	$37,743	$48,735

Average subscribers	429,152	436,970	423,516	440,207

Total Data ARPU	$7.92	$9.84	$7.43	$9.23

Wireless gross postpay subscriber revenue	$52,258	$51,677	$204,291	$212,549
Less: Wireless postpay voice and other feature revenue	(44,472)	(41,803)	(177,340)	(175,031)

Wireless postpay data revenue	$7,786	$9,874	$26,951	$37,518

Average postpay subscribers	306,011	306,361	298,772	310,852

Postpay data ARPU	$8.48	$10.74	$7.52	$10.06

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Pro forma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for the year 2008. Total and postpay ARPU for the year 2008, pro forma for these reporting changes would have been $54.67 and $56.42, respectively.